Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West

New York, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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WASHINGTON, D.C.

WILMINGTON

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BEIJING

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HONG KONG

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April 1, 2026

Keel Infrastructure Corp.

120 Broadway, Suite 1075

New York, NY, 10004

RE:	Keel Infrastructure Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Keel Infrastructure Corp., a Delaware corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) to the Company’s Registration Statements on Form S-8 (Registration No. 333-278868 and 333-285894) (together the “Initial Registration Statements”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof, relating to the registration by the Company of up to 37,569,388 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Bitfarms Canada 2021 Long-term Incentive Plan, as amended on March 3, 2022, January 15, 2024 and April 16, 2024 (the “2021 Plan”), and 3,892,853 Shares of the Company’s Common Stock issuable pursuant to the Stronghold Omnibus Incentive Plan, as amended on January 18, 2023, June 18, 2024 and March 14, 2025 (the “Stronghold Plan” and together with the 2021 Plan, the “Plans” and each a “Plan”).

Keel Infrastructure Corp.

April 1, 2026

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the Initial Registration Statements;

(b) the Registration Statement in the form to be filed with the Commission on the date hereof;

(c) copies of the Plans;

(d) an executed copy of the arrangement agreement, dated as of February 6, 2026, by and among Bitfarms Ltd., the Company, and 1576430 B.C. Unlimited Liability Company;

(e) an executed copy of a certificate of Rachel Silverstein, EVP, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f) a copy of the Company’s Amended and Restated Certificate of Incorporation, in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of March 31, 2026, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(g) a copy of the Company’s By-laws, in effect as of the date hereof, certified pursuant to the Secretary’s Certificate (the “By-laws”); and

(h) a copy of the written consent of the board of directors of the Company, dated as of March 31, 2026, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and Bitfarms Ltd. and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the enforceability thereof against such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Keel Infrastructure Corp.

April 1, 2026

In rendering the opinion stated herein, we have also assumed that: (i) when issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent; (ii) the issuance of the Shares will be properly recorded in the books and records of the Company; (iii) each award agreement under which options, restricted stock, restricted stock units or other awards were granted pursuant to the applicable Plan will be consistent with such Plan and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Shares delivered pursuant to the applicable Plan shall not be less than the per share par value of the Shares; and (v) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation or the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of an applicable Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

RJD